Amendment

to

Transfer Agent and Shareholder Services Fee Letter

For

Commonwealth International Series Trust

This Amendment revises the Transfer Agent and Shareholder Services Fee Letter to the Master Services Agreement, dated August 15, 2017, (the “Agreement”) between Commonwealth International Series Trust (the “Trust”) and Ultimus Fund Solutions, LLC (“Ultimus”).

The Parties agree to amend the Transfer Agent and Shareholder Services Fee Letter as follows:

1.	The following table shall be added to Section 1.1 and is effective February 2, 2021:

[X] uTRANSACT Fees (web package)
One-time implementation fee	WAIVED
Ongoing annual fee	$[REDACTED]

[X] PLAID Fees (instant bank verification)
One-time setup fee	WAIVED
Ongoing annual fee	$[REDACTED]

For the first year, the Ongoing Annual Fee for uTRANSACT shall be reduced by 25%.

2.	The Annual Fee of $[REDACTED] for web inquiry access is hereby deleted from the table in Section 1.1.

Except as set forth in this Amendment, the Transfer Agent and Shareholder Services Fee Letter is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Transfer Agent and Shareholder Services Fee Letter, the terms of the Amendment will prevail.

The parties duly executed this Amendment to Transfer Agent and Shareholder Services Fee Letter as of January 26, 2021.

Commonwealth International Series Trust		Ultimus Fund Solutions, LLC

By:	/s/ Robert W. Scharar	By:	/s/ David James
Name:	Robert W. Scharar	Name:	David James
Title:	President	Title:	Executive Vice President, Chief Legal and Risk Officer

COMMONWEALTH INTERNATIONAL SERIES TRUST – uTRANSACT and PLAID Transfer Agent and Shareholder Services Fee Letter